EXHIBIT 99.1


[LIGAND LETTERHEAD]


CONTACTS:
Ligand Pharmaceuticals Incorporated               Lippert/Heilshorn & Associates
John L. Higgins, President and CEO  or            Don Markley
Erika Luib-De la Cruz, Investor Relations         DMARKLEY@LHAI.COM
(858) 550-7896                                       (310) 691-7100



         LIGAND PHARMACEUTICALS ANNOUNCES $353 MILLION CASH DIVIDEND AND
                         SHARE REPURCHASE AUTHORIZATION

           Program Includes a $2.50 per share Cash Dividend Payable April 19th -

SAN DIEGO (MARCH 21, 2007) - LIGAND PHARMACEUTICALS INCORPORATED (NASDAQ: LGND) today announced return of cash on the common stock of the Corporation in the form of a $2.50 per share cash dividend, payable on April 19, 2007 to shareholders of record as of April 5, 2007. In addition to this approximately $253 million cash dividend, Ligand's board of directors has authorized up to $100 million in share repurchases within the next 12 months.
         "Our strategy of building a highly focused R&D- and royalty-driven biotech company allows us the ability to deliver value to shareholders through this one-time cash dividend and open market share repurchases, while maintaining a strong balance sheet and funding ongoing operations," said John L. Higgins, President and Chief Executive Officer. "The cash we are returning to our stockholders is a result of the sale of our commercial operations in 2006 and early 2007, and today's announcement follows a formal, third-party valuation analysis and discussion among Company directors and consultants, among other considerations."
         As of February 28, 2007, Ligand had approximately $415 million of unrestricted cash and investments. Additionally, there is $35.0 million of cash held in escrow accounts following the sales of AVINZA and our oncology product line to support potential indemnification claims by the purchasers of those assets.
         Ligand option holders will not receive any proceeds from the payment of the dividend. Accordingly, the compensation committee of the board of directors may evaluate making some form of adjustment to outstanding stock options. In February 2007, shareholders approved a measure (as described in our January 2007 proxy statement) authorizing the Company to make an adjustment to outstanding stock options in an equitable manner.

ABOUT LIGAND PHARMACEUTICALS
         Ligand discovers and develops new drugs that address critical unmet medical needs of patients in the areas of thrombocytopenia, cancer, hepatitis C, hormone-related diseases, osteoporosis and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors.

FORWARD-LOOKING STATEMENTS
         This news release contains certain forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Actual events or results may differ from Ligand's expectations. For example, we may not be able to timely or successfully transform the Company or advance any product(s) in our pipeline. Further, we may not be able to complete our reductions in workforce on any particular or expected timeframe, we may not realize significant operating savings due to our restructuring, we may not be able to successfully or timely complete a transformation of the company, our early stage programs or any specific business or research initiative(s). In addition, we may not be able to successfully implement our strategy, and continue the development of our proprietary programs. Also, the Company may not repurchase any or all of the $100 million authorized for share repurchase. The failure to meet expectations with respect to any of the foregoing matters may reduce our stock price. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases available via www.nasdaq.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission at www.sec.gov Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
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